                                                                   REDACTED COPY


                                  LICENSE AGREEMENT

                            dated as of September 23, 1997

                                    by and between

                            ALLIANCE PHARMACEUTICAL CORP.

                                         and

                             SCHERING AKTIENGESELLSCHAFT


**INDICATES CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                  TABLE OF CONTENTS

                                                                            PAGE

                                      ARTICLE I
                                     DEFINITIONS............................  2

    SECTION 1.01.  DEFINITIONS..............................................  2

                                      ARTICLE II
                                     DEVELOPMENT............................  9

    SECTION 2.01.  FORMATION OF JDC.........................................  9
    SECTION 2.02.  RESPONSIBILITIES OF JDC..................................  9
    SECTION 2.03.  DEVELOPMENT.............................................. 10
    SECTION 2.04.  **....................................................... 11
    SECTION 2.05.  DRUG APPROVAL APPLICATIONS............................... 12
    SECTION 2.06.  COSTS OF DEVELOPMENT..................................... 13
    SECTION 2.07.  USE OF FUNDS............................................. 13
    SECTION 2.08.  EXCLUSIVITY.............................................. 13
    SECTION 2.09.  RIGHT TO ENGAGE THIRD PARTIES............................ 13
    SECTION 2.10.  SCHERING PORTFOLIO....................................... 14

                                     ARTICLE III
                                     MANAGEMENT............................. 14

    SECTION 3.01.  STEERING COMMITTEE....................................... 14
    SECTION 3.02.  MEETINGS OF THE STEERING COMMITTEE....................... 14
    SECTION 3.03.  FUNCTIONS AND POWERS OF THE STEERING COMMITTEE........... 15
    SECTION 3.04.  STEERING COMMITTEE ACTIONS............................... 15
    SECTION 3.05.  OBLIGATIONS OF PARTIES................................... 16
    SECTION 3.06.  LIMITATIONS OF POWERS OF COMMITTEES...................... 16

                                      ARTICLE IV
                                       PAYMENTS............................. 16

    SECTION 4.01.  INITIAL PAYMENT.......................................... 16
    SECTION 4.02.  LV AND MP INDICATION FUTURE PAYMENTS..................... 16
    SECTION 4.03.  **....................................................... 17
    SECTION 4.04.  IMPROVEMENTS AND BACKUP PRODUCTS......................... 18

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                                      ARTICLE V
                            INTELLECTUAL PROPERTY STRATEGY.................. 19

    SECTION 5.01.  JOINT PATENT COMMITTEE................................... 19
    SECTION 5.02.  FUNCTIONS AND POWERS OF THE JPC.......................... 19
    SECTION 5.03.  OBLIGATIONS OF THE PARTIES............................... 20
    SECTION 5.04.  LIMITATION OF POWERS..................................... 20

                                      ARTICLE VI
                                       LICENSES............................. 20

    SECTION 6.01.  PATENT AND TRADEMARK LICENSE TO SCHERING................. 20
    SECTION 6.02.  THIRD PARTY TECHNOLOGY................................... 21

                                     ARTICLE VII
                                  COMMERCIALIZATION......................... 22

    SECTION 7.01.  SCHERING AS SOLE MARKETING PARTY......................... 22
    SECTION 7.02.  COMMERCIALIZATION EFFORTS................................ 22
    SECTION 7.03.  TAX CONSIDERATIONS....................................... 22

                                     ARTICLE VIII
                                       ROYALTIES............................ 22

    SECTION 8.01.  ROYALTIES................................................ 22
    SECTION 8.02.  ROYALTY REPORTS AND PAYMENTS............................. 27
    SECTION 8.03.  PAYMENTS; INTEREST....................................... 27
    SECTION 8.04.  TAXES.................................................... 27
    SECTION 8.05.  PAYMENTS TO OR REPORTS BY AFFILIATES..................... 28
    SECTION 8.06.  PAYMENT CURRENCY......................................... 28

                                      ARTICLE IX
                                MANUFACTURE AND SUPPLY...................... 28

    SECTION 9.01.  MANUFACTURE AND SUPPLY BY ALLIANCE....................... 28
    SECTION 9.02.  REGULATORY APPROVAL FOR MANUFACTURING.................... 28
    SECTION 9.03.  DMF...................................................... 29
    SECTION 9.04.  SPECIFICATIONS........................................... 29
    SECTION 9.05.  QUALITY TESTING.......................................... 29
    SECTION 9.06.  STABILITY; RECORDKEEPING; INSPECTION; ETC................ 29
    SECTION 9.07.  FORECASTS AND ORDERS..................................... 30
    SECTION 9.08.  DELIVERY AND SHIPMENT.................................... 30
    SECTION 9.09.  WARRANTIES............................................... 30
    SECTION 9.10.  MANUFACTURE AND SUPPLY OF THE PRODUCT BY SCHERING........ 31
    SECTION 9.11.  ACCEPTANCE AND PRICING................................... 31
    SECTION 9.12.  PACKAGING................................................ 31

                                      ARTICLE X
                                   CONFIDENTIALITY.......................... 32

    SECTION 10.01. CONFIDENTIALITY; EXCEPTIONS.............................. 32
    SECTION 10.02. AUTHORIZED DISCLOSURE.................................... 32
    SECTION 10.03. SURVIVAL................................................. 33
    SECTION 10.04. TERMINATION OF PRIOR AGREEMENT........................... 33
    SECTION 10.05. PUBLICATIONS............................................. 33
    SECTION 10.06. PUBLICITY REVIEW......................................... 33

                                      ARTICLE XI
                OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS........ 34

    SECTION 11.01. OWNERSHIP................................................ 34
    SECTION 11.02. DISCLOSURE OF JOINT INVENTIONS........................... 34
    SECTION 11.03. PATENT FILINGS........................................... 34
    SECTION 11.04. THIRD PARTY PATENT RIGHTS................................ 35
    SECTION 11.05. ENFORCEMENT RIGHTS....................................... 35
    SECTION 11.06. DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS............. 36
    SECTION 11.07. LICENSES FOR THIRD PARTY PATENTS......................... 36
    SECTION 11.08. PATENT EXPENSES.......................................... 36
    SECTION 11.09. ASSIGNMENT OF JOINT PATENTS.............................. 36
    SECTION 11.10. TRADEMARKS............................................... 37

                                     ARTICLE XII
                            REPRESENTATIONS AND WARRANTIES.................. 37

    SECTION 12.01. REPRESENTATIONS AND WARRANTIES........................... 37
    SECTION 12.02. PERFORMANCE BY AFFILIATES................................ 38

                                     ARTICLE XIII
                                INFORMATION AND REPORTS..................... 38

    SECTION 13.01. INFORMATION AND REPORTS DURING DEVELOPMENT AND
                   COMMERCIALIZATION........................................ 38
    SECTION 13.02. ADVERSE DRUG EXPERIENCES................................. 38
    SECTION 13.03. RECORDS OF REVENUES AND EXPENSES......................... 39
    SECTION 13.04. USE OF NAMES............................................. 40

                                     ARTICLE XIV
                                 TERM AND TERMINATION....................... 41

    SECTION 14.01. TERM..................................................... 41
    SECTION 14.02. TERMINATION.............................................. 41
    SECTION 14.03. SURVIVING RIGHTS......................................... 43
    SECTION 14.04. REIMBURSEMENT............................................ 43

                                      ARTICLE XV
                                    INDEMNIFICATION......................... 44

    SECTION 15.01. INDEMNIFICATION.......................................... 44

                                     ARTICLE XVI
                                   UNDUE PREFERENCE......................... 45

    SECTION 16.01. COMPETITIVE PRODUCTS..................................... 45

                                     ARTICLE XVII
                                     MISCELLANEOUS.......................... 46

    SECTION 17.01. ASSIGNMENT............................................... 46
    SECTION 17.02. RETAINED RIGHTS.......................................... 46
    SECTION 17.03. FORCE MAJEURE............................................ 46
    SECTION 17.04. FURTHER ACTIONS.......................................... 46
    SECTION 17.05. NO TRADEMARK RIGHTS...................................... 46
    SECTION 17.06. NOTICES.................................................. 47
    SECTION 17.07. WAIVER................................................... 47
    SECTION 17.08. SEVERABILITY............................................. 48
    SECTION 17.09. AMBIGUITIES.............................................. 48
    SECTION 17.10. GOVERNING LAW............................................ 48
    SECTION 17.11. HEADINGS................................................. 48
    SECTION 17.12. COUNTERPARTS............................................. 48
    SECTION 17.13. ENTIRE AGREEMENT; AMENDMENTS............................. 48
    SECTION 17.14. EXPENSES................................................. 49
    SECTION 17.15. INDEPENDENT CONTRACTORS.................................. 49


EXHIBITS

EXHIBIT A          Determination of Certain Accounting Terms
EXHIBIT B          ALLIANCE Patents
EXHIBIT C          Initial Development Plan

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                                                                   REDACTED COPY


                                  LICENSE AGREEMENT


         LICENSE AGREEMENT (the "AGREEMENT"), dated as of September 23, 1997 (the "EFFECTIVE DATE"), by and between ALLIANCE PHARMACEUTICAL CORP., a New York corporation having its principal place of business at 3040 Science Park Road, San Diego, California 92121 (hereinafter referred to as "ALLIANCE") and SCHERING AKTIENGESELLSCHAFT, a German corporation having its principal place of business at 13342 Berlin, Germany (hereinafter referred to as "SCHERING"). Alliance and Schering are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                 W I T N E S S E T H:

         WHEREAS, Schering is a leading multinational health care company;

         WHEREAS, Alliance is developing through its research and development activities certain technology for use in ultrasound imaging techniques, and has the right to grant rights and licenses and/or sublicenses under the Alliance Patents (hereinafter defined) and Alliance Know-How (hereinafter defined);

         WHEREAS, Schering has, based on its evaluation, expressed to Alliance its interest in obtaining from Alliance certain rights and licenses to the Alliance Patents and Alliance Know-How;

         WHEREAS, Alliance is willing to grant such rights and licenses to Schering under the terms and conditions hereinafter set forth;

         WHEREAS, pursuant to a Stock Purchase Agreement between Schering's Affiliate Schering Berlin Venture Corp. ("SBVC") and Alliance of even date herewith, Alliance has agreed to sell to SBVC, and SBVC has agreed to purchase, $10 million of Alliance convertible preferred shares under the terms and conditions set forth in the Stock Purchase Agreement;

         WHEREAS, the Parties intend to record, characterize and report their activities under this Agreement as separate activities of each of the Parties;

         WHEREAS, it is the intent and desire of the Parties, through this Agreement, to develop and market Products that are innovative and superior to competitive products as they may exist from time to time, and, accordingly, certain of the economic provisions hereof are designed to incentivize the development and marketing of such innovative and superior Products by the Parties;


**INDICATES CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:


                                      ARTICLE I
                                     DEFINITIONS

         SECTION 1.01. DEFINITIONS. The following terms, when capitalized, shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) as used in this
Agreement:

         "ADDITIONAL INDICATION" means any Potential New Indication with respect to which Schering has exercised its option pursuant to Sections 4.04 (a) or (c).

         "AFFILIATE" means any person, corporation, partnership, firm, joint venture or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Alliance or Schering, as the case may be. As used in this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

         "AF0150" means a white powder **
                                            which, after reconstitution with
appropriate diluent, forms an aqueous suspension of perfluorohexane/ nitrogen-filled microbubbles with the formulation employed in Phase II clinical trials under the United States IND 49,978.

         "ALLIANCE KNOW-HOW" means Information which is within the Control of Alliance and relates to the research, development, manufacture, use, importation, sale or offer for sale of the Product. Notwithstanding anything herein to the contrary, Alliance Know-how shall exclude Alliance Patents.

          "ALLIANCE PATENT" means a Patent which covers the research, development, manufacture, use, importation, sale or offer for sale of a Product, which Patent is owned or Controlled (but for this Agreement) by Alliance, including:

              (a) any patent listed in Exhibit B hereto or added thereto by written agreement of the Parties during the term of this Agreement;

              (b) any patent application listed in Exhibit B hereto or added thereto by written agreement of the Parties during the term of this Agreement; and any division, continuation, or continuation-in-part of any such application; and any patent which shall issue based on such application, division, continuation or continuation-in-part;

              (c) any patent which is a reissue, reexamination or extension of any patent described in (a) or (b) above;

              (d) any foreign counterpart patent application or patent corresponding to any patent identified in (a), (b), or (c), above which is filed or issued in any country in the Territory;

              (e) any patent or patent application related to or based on any Alliance Know-How related to the Product or the manufacture thereof developed or acquired by Alliance prior to or during the term of this Agreement and which is necessary for the use, development, manufacture, market, sale or distribution of any marketed Product and any division, continuation or continuation-in-part of any such patent or patent application; and any patent which shall issue based on such application, division, continuation or continuation-in-part; and any patent which is a reissue, reexamination or extension of any such patent; and

              (f)  Alliance's interest in any Joint Patents.

"Patents" also includes a Supplementary Certificate of Protection of a member state of the European Community and any other similar protective rights in any other country.

         "AUDIT DISAGREEMENT" shall have the meaning set forth in Section 13.03(b).

         "BANKRUPTCY EVENT" shall have the meaning set forth in Section
14.02(c).

         "CLINICAL WORK" means any work related to human trials to assess the dosing, safety and/or efficacy of a Product and/or to assess a dose and treatment plan employing such Product, including, but not limited to, Phase III and Phase IV Clinical Trials (in the event such Phase IV Clinical Trials are required by the FDA).

         "COMMERCIALIZATION" and "COMMERCIALIZE" shall refer to all activities undertaken relating to the manufacture, pre-marketing, marketing and sale of a Product.

         "COMPETITIVE PRODUCT" means a product which has obtained Regulatory Approval for use as an ultrasound contrast agent and such use is included in the labeling of such product.

         "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 10.01.

         "CONTROL" or "CONTROLLED" shall refer to possession of the ability to grant a license or sublicense of patent rights, know-how or other intangible rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

         "COST OF GOODS SOLD" means the cost of Product inventory and other manufacturing costs incurred with respect to the Product. Cost of Goods Sold shall be calculated in the manner set forth in Exhibit A.

         "DEVELOPMENT" and "DEVELOP" shall refer to all activities relating to obtaining Regulatory Approval of a Product, and all activities relating to developing the ability to manufacture the same. This includes preclinical testing, toxicology, formulation, bulk production, fill/finish, manufacturing process development, manufacturing, quality assurance and quality control technical support, clinical studies, regulatory affairs and outside counsel regulatory legal services.

         "DEVELOPMENT AIM" means, at any time, Development of a Product that is competitively superior to then existing Competitive Products or products under development that may reasonably be expected to become Competitive Products.

         "DEVELOPMENT EXPENSES" means the expenses incurred by Alliance in connection with the Development of a Product. Development Expenses shall include, but are not limited to, the cost of studies on the CMC, toxicological, pharmacokinetic, metabolic or clinical aspects of a Product conducted internally or by individual investigators, of design and manufacture of any required prototype devices, of consultants necessary for the purpose of obtaining and/or maintaining Regulatory Approval of a Product in the Territory, and costs (and related fees) for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain Regulatory Approval of a Product in the Territory.

         "DEVELOPMENT PLAN" shall have the meaning set forth in Section
2.03(b).

         "DRUG APPROVAL APPLICATION" means an application for Regulatory Approval required to be approved before commercial sale or use of a Product as a drug in a regulatory jurisdiction, including, for the purposes of Regulatory Approval in the United States, a New Drug Application and all supplements filed pursuant to the requirements of the FDA (including all documents, data and other information concerning a Product which are necessary for, or included in, FDA approval to market the Product, as more fully defined in 21 C.F.R. Sections
314.1 et seq.).

         "EFFECTIVE DATE" shall have the meaning set forth in the Recitals to this Agreement.

         "EUROPE" means the countries which are members of the European Union as such membership may change from time to time.

         "FDA" means the United States Food and Drug Administration, or any successor agency.

         **



         "FIELD" means, at any date of determination, the development, use, manufacture, distribution, marketing and sale of the Product as an ultrasound contrast agent in all possible indications, in humans or animals.

         "FIRST COMMERCIAL SALE" means the date Schering or its Affiliate or a sublicensee of Schering first sells commercially, pursuant to a Regulatory Approval, a Product in any country of the Territory, PROVIDED that where such a first commercial sale has occurred in a country for which pricing or reimbursement approval is necessary for widespread sale, then such sales shall not be deemed a First Commercial Sale until such pricing or reimbursement approval has been obtained.

         "FLOOR" shall have the meaning set forth in Section 8.01(f).

         "FUTURE PAYMENTS" shall have the meaning set forth in Section 4.02.

         "GROSS MARGIN" means the difference between Net Sales (exclusive of any reserves for bad debts) and Cost of Goods Sold, such difference divided by Net Sales (exclusive of any reserves for bad debts), expressed as a percentage.

         "INDICATIONS" shall have the meaning set forth in Section 8.01(a)(i).

         "INFORMATION" means (i) techniques and data within the Field relating to the Product, including, but not limited to, inventions, practices, methods, knowledge, know-how, skill, trade secrets, experience, test data including pharmacological, toxicological, preclinical and clinical test data, regulatory submissions, adverse reactions, analytical and quality control data, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions and
(ii) compounds, compositions of matter, assays and biological materials within the Field relating to the Product.

         "INITIAL DEVELOPMENT PLAN" means the initial Development Plan concerning the Development of AF0150 for the Indications as set forth in more detail on Exhibit C hereto.

         "JPC" shall have the meaning set forth in Section 5.01.

         "JOINT DEVELOPMENT COMMITTEE" or "JDC" means the committee established pursuant to Section 2.01 below.

         "JOINT PATENT" shall have the meaning set forth in Section 11.03(a).

         "LOSSES" shall have the meaning set forth in Section 15.01(a).

         "LV INDICATION" means **


         "MANUFACTURING PARTY" means the Party who is from time to time responsible for the (i) manufacturing and supply of the Product for use during Development or (ii) commercial manufacture and supply of the Product.

         "MATERIALS" shall have the meaning set forth in Section 9.09.

         "MATERIAL GOAL" means any "Material Goal" specified as such in the Development Plan.

         "MP INDICATION" means **


         "NET SALES" means the amount invoiced by a Party, its Affiliates or its sublicensees from sales of the Product to Third Parties in the Territory, less reasonable and customary deductions applicable to the Product for (i) transportation charges and charges such as insurance, relating thereto paid by the selling party; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sale of the Product and paid by the selling party; (iii) distributors' fees, rebates or allowances actually granted, allowed or incurred; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Product; (v) allowances or credits to customers, not in excess of the selling price of the Product, on account of governmental requirements, rejection, outdating, recalls or return of the Product; (vi) costs of customer programs such as cost effectiveness or patient assistance programs designed to aid in patient compliance to maintain medication schedules; and (vii) a one percent (1%) deduction for bad debts. For the purpose of calculating a Party's Net Sales, the Parties recognize that (a) a Party's customers may include persons in the chain of commerce who enter into agreements with a Party as to price even though title to the Product does not pass directly from a Party to such customers, and even though payment for such Product is not made by such customers directly to a Party and (b) in such cases chargebacks paid by a Party to or through a Third Party (such as a wholesaler) can be deducted by a Party from gross revenue in order to calculate a Party's

Net Sales. Any deductions listed above which involve a payment by a Party shall be taken as a deduction against aggregate sales for the period in which the payment is made. Sales of the Product between a Party and its Affiliates or sublicensees solely for research or clinical testing purposes shall be excluded from the computation of Net Sales. Net Sales will be accounted for in accordance with international accounting standards consistently applied.

         "NON-MANUFACTURING PARTY" shall be any Party that is not a Manufacturing Party.

         "PATENT" means (i) valid United States and foreign patents, re-examinations, reissues, renewals, extensions, term restorations, divisionals, continuations and continuations-in-part thereof, and foreign counterparts thereof, and (ii) pending applications for United States and foreign patents and foreign counterparts thereof.

         "PATENT EXPENSES" means the fees, expenses and disbursements and outside counsel fees, and payments to Third Party agents incurred in connection with the preparation, filing, prosecution and maintenance of Alliance Patents covering the Product within the Field, including Alliance's costs of patent interference and opposition proceedings and actions at law and equity for patent infringement and any sums paid to Third Parties on account of judgments or settlements arising out of Third Party patent claims (other than such judgments or settlements resulting in the payment of royalties).

         "PHASE III CLINICAL TRIALS" has the meaning ascribed thereto in 21 C.F.R. Section 312.21(c), as amended from time to time.

         "PHASE IV CLINICAL TRIALS" means product support clinical trials of a Product commenced after receipt of Regulatory Approval in the United States for such Product. These trials shall be considered a part of Clinical Work.

         "POTENTIAL NEW INDICATION" shall have the meaning set forth in Section 4.04(a).

         "PRECLINICAL WORK" means any nonclinical IN VIVO or IN VITRO biological work to assess the safety or efficacy of a Product.

         "PRODUCT" means AF0150 and any drug compounds, drug compositions and medical devices and systems related to perfluorocarbon containing ultrasound imaging products and developed jointly by Alliance and Schering pursuant to this Agreement which, in the absence of this Agreement, the use, development, manufacture, marketing, sale or distribution of which would result in the infringement of one or more claims in an Alliance Patent or Joint Patent, or which utilize the Alliance Know-How. For ease of reference, "Product" is generally expressed in the singular in this Agreement, but multiple Products may be Developed or marketed hereunder.

         "PRODUCTION WORK" shall mean any work to investigate methods to manufacture on a commercial scale a Product, to validate reproducibility, safety, cost effectiveness, and potential for scale-up of a method to manufacture on a commercial scale a Product, or to transfer Alliance Know-How related to manufacturing a Product to Schering (including, without limitation, all chemistry, manufacturing and control information, data or processes required for the production and quality control release of a Product).

         "R&D WORK" shall mean any work to identify and develop a Product, to characterize and qualify the properties or parameters of a Product, to investigate methods to use a Product, or to modify or improve an existing Product.

         "REGULATORY APPROVAL" means any approvals, product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, export, transport or sale of Product in a regulatory jurisdiction.

         "ROYALTY PERCENTAGE" shall have the meaning set forth in Section 8.01.

         "REGULATORY WORK" shall mean any work related to obtaining or maintaining Regulatory Approval, including post Regulatory Approval work, in any country of the Territory for the sale of a Product.

         "SIGNIFICANT CHANGE" means any change requiring prior approval by the FDA or contemporaneous submission to the FDA of a supplement pursuant to 21 C.F.R. Sections 314.70(b) or (c), as amended from time to time, if such change is made subsequent to FDA approval of the Drug Approval Application in the United States.

         "STEERING COMMITTEE" means the committee described in Section 3.01.

         "SUPERIOR" means, **


         "TERRITORY" means all the countries of the world.

         "THIRD PARTY" means any entity other than Alliance or Schering and their respective Affiliates and sublicensees.

         **

    "UNDUE PREFERENCE" shall have the meaning set forth in Section 16.01.

         "WRITTEN DISCLOSURE" shall have the meaning set forth in Section
10.06.


                                      ARTICLE II
                                     DEVELOPMENT

         SECTION 2.01. FORMATION OF JDC. Within thirty (30) days after the Effective Date (or such later time as may be mutually agreed to by the Parties), the Parties shall establish the JDC. The JDC shall consist of an equal number of representatives of Alliance and Schering to be agreed upon by the Parties from time to time. Either Party may designate a substitute for a member unable to be present at a meeting. One member of the JDC, chosen at the sole discretion of Alliance, shall serve as Chairman of the JDC. Regardless of the number of representatives from each Party on the JDC, each Party shall have one vote on any issue. Meetings of the JDC shall be held at least quarterly and may be called by either Party with not less than ten (10) business days notice to the other unless such notice is waived, and meetings shall be held at the office of Schering's Affiliate, Berlex Laboratories, Inc., in New Jersey, unless otherwise agreed. The JDC may be convened, polled or consulted from time to time by means of telecommunication or correspondence. Each Party will disclose to the other proposed agenda items reasonably in advance of each meeting of the JDC. Each Party shall bear its own costs for participation in the JDC.

         SECTION 2.02.  RESPONSIBILITIES OF JDC.

         (a)  The JDC shall, unless otherwise agreed to by the Parties:

              (i) assume responsibility for the Development Plans as established in Section 2.03;

              (ii) establish, update yearly and seek approval from the Steering Committee for the Development Plans so long as appropriate which plans will specify a reasonable level of detail by which Alliance and Schering will conduct R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work;

              (iii) meet and review progress of R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work at least quarterly unless

    Alliance and Schering otherwise agree, and direct changes or modifications to the Development Plans;

              (iv) decide on a publication strategy as set forth in Section 10.05; and

              (v) present a report with a reasonable level of detail at least every three (3) months to the Steering Committee on all activities of the JDC, including progress by the Parties under the current Development Plans and progress by the JDC on developing Development Plans for the next year.

         (b) Actions taken by the JDC pursuant to this Agreement shall be taken only following unanimous agreement of the Parties or at the direction of the Steering Committee.

         (c) The JDC will have the power to form subcommittees with appropriate representation from Alliance and Schering.

         (d) Notwithstanding any other provision of this Agreement, the JDC shall not have power over any Development of the Product as such Development relates to Commercialization of the Product outside the United States and Europe.

         SECTION 2.03.  DEVELOPMENT.

         (a) Alliance and Schering each agree to co-operate in the development of the Product and to use commercially reasonable efforts to develop and bring the Product to market. Alliance agrees to use commercial reasonable efforts to execute and substantially perform the obligations assumed by it under the Development Plan, which includes all Development work for the Product in the United States. Schering agrees to use commercially reasonable efforts, consistent with the terms of this Agreement and Alliance's obligations under the Development Plan, to Develop the Product as soon as practicable outside the United States and bring the Product to market as soon as practicable in the Territory in accordance with the terms of Section 16.01.

         (b) The Development of each Product for each of the Indications and Additional Indications, if any, shall be governed by a development plan ("DEVELOPMENT PLAN"), which shall provide for Development of the Product for Indications and Additional Indications, if any, and, together with updates, shall be prepared by the JDC for approval by the Steering Committee. The Parties have agreed upon and approved the Initial Development Plan which is attached hereto as Exhibit C.

         (c) With respect to the Development of Additional Indications, the Initial Development Plan for each such Additional Indication shall be agreed between the Parties, and each subsequent Development Plan for each such Additional Indication shall be proposed by the JDC and submitted to the Steering Committee for review and approval.

         (d) Each Development Plan shall provide a detailed time-line for each step to be achieved by Alliance with respect to the Development and Regulatory Approval of the Product in the Indications. Without limiting the generality of the foregoing, Alliance shall be responsible for executing, and paying all Development Expenses associated with, all R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work associated with the Product and Indications with a view towards Developing the Product for Commercialization in the United States as promptly as is practical; PROVIDED, HOWEVER, without limiting its obligations set forth in Section 2.03, Alliance shall not be
obligated to conduct clinical trials outside of the United States.    Schering
may, but shall not be obligated to, conduct clinical trials in the Territory based on Alliance's Preclinical Work, Clinical Work and Production Work. Schering shall be responsible for executing and paying all development expenses associated with all R&D Work, Preclinical Work, Production Work and Regulatory Work associated with the Product and Indications outside the United States with a view to Commercialization outside the United States as soon as practicable; PROVIDED, HOWEVER, that Alliance shall be responsible for executing and paying for all Preclinical Work and Production Work for the United States and Europe. Each Development Plan shall describe the proposed overall program of Development for the Product for the particular Indication or Additional Indication, as the case may be, in the Territory, including preclinical studies, toxicology, formulation, process development, clinical studies and regulatory plans and other elements of obtaining Regulatory Approval in each applicable country.

         (e) Each Development Plan shall be updated annually by the JDC, and submitted by October 1 of each calendar year to the Steering Committee for review and approval. The Steering Committee shall provide comments on each such updated Development Plan within thirty (30) days following its submission to it and within ninety (90) days following such original submission the Steering Committee shall either approve the Development Plan submitted by the JDC or approve a modified Development Plan prepared by the Steering Committee consistent with the objectives for the Product.

         SECTION 2.04.  **

         (a)  **


         (b)  **

         SECTION 2.05.  DRUG APPROVAL APPLICATIONS.

         (a) UNITED STATES. Consistent with the Development Plan but subject to the remainder of this Section 2.05, Alliance shall be responsible for preparing and filing Drug Approval Applications and seeking Regulatory Approvals for the Product in the United States, including preparing all reports necessary as part of a Drug Approval Application. All such Drug Approval Applications shall be filed in the name of Alliance, and a copy of each such Drug Approval Application shall be simultaneously provided to Schering. Alliance shall be responsible for prosecuting such Drug Approval Applications and Schering shall have the right of cross-reference for purposes of obtaining Regulatory Approval of the Product. In connection with all Drug Approval Applications being prosecuted by Alliance under this Section 2.05(a), Alliance agrees to provide Schering with a copy (which may be wholly or partly in electronic form) of all filings to regulatory agencies that it makes hereunder. The Parties shall consult and cooperate in the preparation of each Drug Approval Application and in obtaining and maintaining Regulatory Approvals within the Territory.
Alliance shall provide Schering with reasonable advance notice of any scheduled meeting with any regulatory agency relating to any Drug Approval Application, and Schering shall have the right to participate in any such meeting. Alliance shall promptly furnish Schering with copies of all material correspondence Alliance has had with any regulatory agency, and contact reports concerning material conversations or material meetings with any regulatory agency, in each case relating to any such Drug Approval Application. In the event that any regulatory agency threatens or initiates any action to remove a Product from the market, Alliance shall notify Schering of such communication within one business day of receipt by Alliance.

         As between Parties, Alliance shall be the legal and beneficial owner of all Drug Approval Applications and related approvals in the United States until Regulatory Approval. Promptly following receipt of Regulatory Approval of each Drug Approval Application with respect to a Product, legal and beneficial ownership thereof shall be transferred to Schering. Within thirty (30) days of the date of the FDA's letter granting Regulatory Approval of each Drug Approval Application with respect to a Product, Alliance shall transmit to FDA a letter in compliance with 21 CFR 314.72 (as it may be amended from time to time) transferring legal and beneficial ownership of such Drug Approval

Application to Schering's designated Affiliate. Schering shall have the right to incorporate by reference in the Drug Approval Application any regulatory filings so incorporated at the time of FDA approval of the Drug Approval Application.

         (b) TERRITORY EXCLUDING THE UNITED STATES. Schering, at its own expense, shall be responsible for preparing and filing Drug Approval Applications and seeking Regulatory Approvals for the Product in all countries in the Territory wherein Schering determines it is commercially reasonable to do so, excluding the United States, including preparing all reports necessary as part of a Drug Approval Application. In the event that any regulatory agency threatens or initiates any action to remove a Product from the market in any country in the Territory, Schering shall notify Alliance of such communication within two business days of receipt by Schering.

         SECTION 2.06. COSTS OF DEVELOPMENT. Unless otherwise agreed and except as is otherwise provided in Section 2.03(d), all Development Expenses incurred for a Product shall be borne by Alliance; PROVIDED, HOWEVER, that in the event either Schering, in its sole determination, or the Steering Committee determines that additional Development of the Product beyond the scope described in this Agreement and in the Development Plan is necessary and such decision causes a material increase in Development Expenses, then such additional Development Expenses shall be borne by Schering.

         SECTION 2.07. USE OF FUNDS. Subject to the provisions of this Agreement, Alliance agrees to utilize the Future Payments payable pursuant to Sections 4.02(a), (d) and (e) and Section 4.03 for Development Expenses as such relate to the Product, as further detailed in the Development Plan. Alliance shall demonstrate the use of funds in accordance with this Section 2.07 in reasonably detailed reports to be provided to Schering at the end of each calendar quarter.

         SECTION 2.08.  EXCLUSIVITY.  Neither Alliance nor any of its
Affiliates shall use, develop, manufacture, have manufactured, market, sell, or distribute directly or indirectly any Competitive Product in the Territory, nor aid in any of the aforementioned activities, including through the licensing of any Alliance Patents or Alliance Know-How, with any of their respective licensees or sublicensees. If Alliance or any of its Affiliates makes, uses, or sells a Competitive Product in a country, or aids in any such activities with any of their respective licensees or sublicensees, and after written notice of breach from Schering, Alliance or its Affiliates fails to cease such making, using, or selling, Schering shall not be obligated to pay royalties on the sale of the Product in such country, and may seek damages for Alliance's breach hereof

         SECTION 2.09.  RIGHT TO ENGAGE THIRD PARTIES.

         (a) In the course of its business, Alliance regularly uses Third Parties to perform certain Development activities. Alliance may continue to do so during the course of this Agreement; PROVIDED, HOWEVER that any expenses relating to such Third Party Development will be incurred and borne by Alliance at its sole expense.

         (b) Alliance shall notify Schering in writing fifteen (15) days prior to entering into a material contract with a Third Party to perform any Development activities, unless such contract may be cancelled or terminated by Alliance without penalty on less than sixty (60) days notice. During the fifteen (15) day period following such notice from Alliance, Schering shall have the right to offer to perform itself such Development activities that Alliance proposed to contract to a Third Party. If Schering decides to offer to perform such Development activities, it shall notify Alliance in writing during such fifteen (15) day period and shall include with such notice the terms of its offer to perform such Development activities. Alliance shall have no obligation to accept such offer, but shall consider such offer in good faith and negotiate towards entering into an agreement with Schering if Schering's offer and capabilities are economically and operationally equivalent to those of such Third Party. All other things being equal, Alliance shall accept Schering's offer if it is less expensive than such Third Party's offer.

         SECTION 2.10. SCHERING PORTFOLIO. Alliance is aware of the fact that Schering is, as of the Effective Date, manufacturing and selling Competitive Products in certain countries of the Territory and will continue to do so in any country of the Territory suitable, in Schering's view, for such marketing. Alliance agrees that nothing in this Agreement is intended to prevent or prevents Schering from such marketing at its sole discretion.


                                     ARTICLE III
                                      MANAGEMENT

         SECTION 3.01. STEERING COMMITTEE. Alliance and Schering shall create, within thirty (30) days after the Effective Date (or such later time as may be mutually agreed to by the Parties), a Steering Committee. The Steering Committee shall have an equal number of representatives from each Party and the size of the Steering Committee shall not exceed a total of four (4) members. Members of the Steering Committee shall be composed of senior personnel of the Parties. Members of the Steering Committee shall serve on such terms and conditions as shall be determined by the Party selecting such person for membership on the Steering Committee. An alternate member designated by a Party may serve temporarily in the absence of a permanent member designated by such Party.

         SECTION 3.02.  MEETINGS OF THE STEERING COMMITTEE.  The Steering
Committee:

         (a) shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the Steering Committee, but in no event shall such meetings be held less frequently than once every six (6) months;

         (b) may conduct meetings in person or by telephone conference, PROVIDED that, any decision made during a telephone conference meeting is evidenced in a conformed writing signed by one of the members of the Steering Committee from each of the Parties;

         (c)  shall keep minutes reflecting actions taken at meetings;

         (d) may act without a meeting if prior to such action a written consent thereto is signed by all members of the Steering Committee; and

         (e) may expand upon the foregoing procedures for its internal operation by unanimous written consent.

         SECTION 3.03. FUNCTIONS AND POWERS OF THE STEERING COMMITTEE. The activities of the Parties under this Agreement shall be managed by the Steering Committee to the extent set forth herein. The Steering Committee shall perform the following functions:

         (a) determine the long-range strategy and planning for the Development of the Product in the United States and Europe for any and all indications in the manner contemplated by this Agreement;

         (b) review, modify and approve the Development Plan and any other decision submitted to it by the JDC pursuant to Article II;

         (c) review and approve a proposal by either Party to stop a clinical trial other than in accordance with its protocol;

         (d) determine the patent strategy for any Patents relevant to the Product; and

         (e) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

         SECTION 3.04. STEERING COMMITTEE ACTIONS. Actions to be taken by the Steering Committee pursuant to the terms of this Agreement shall be taken only following the unanimous vote of the members of the Steering Committee. The Steering Committee shall attempt to have all decisions approved by all members of the Steering Committee. If the members of the Steering Committee cannot reach a unanimous decision with respect to items (a) through (e) above or matters referred to it for approval within sixty (60) days following such referral, then, subject to Section 16.01 hereof, the final decision on such matters shall be made by Schering; PROVIDED, HOWEVER, that prior to the implementation of such decision the Chief Executive Officer of Alliance shall be given the opportunity to meet and consult with the head of Schering's Strategic Business Unit "Diagnostics" in a timely manner.

         SECTION 3.05. OBLIGATIONS OF PARTIES. Alliance and Schering shall provide the Steering Committee and its authorized representatives with reasonable access during regular business hours to all records and documents (excluding attorney-client privileged documents) relating to this Agreement which it may reasonably require in order to perform its obligations hereunder.

         SECTION 3.06.  LIMITATIONS OF POWERS OF COMMITTEES.

         (a) The Steering Committee shall have only such powers as are specifically delegated to it hereunder. Except as set forth in Section 3.03, the Steering Committee shall not be involved with the day-to-day management of the collaboration under this Agreement.

         (b) Notwithstanding the creation of the Steering Committee, the JDC, or any subcommittees thereof, each Party to this Agreement shall retain the rights, powers, and discretion granted to it hereunder, and such committees and subcommittees shall not be delegated or vested with any such rights, powers, or discretion unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing. Such committees or subcommittees shall not have the power to amend or modify this Agreement, which may be amended or modified only as provided in Section 17.13.


                                      ARTICLE IV
                                       PAYMENTS

         SECTION 4.01. INITIAL PAYMENT. Schering shall pay to Alliance an amount equal to four million dollars ($4,000,000) upon execution of this Agreement. This amount is intended to reimburse Alliance partially for R&D Work to be performed on the Product. This amount shall be noncreditable against any future obligations of Schering under this Agreement.

         SECTION 4.02. LV AND MP INDICATION FUTURE PAYMENTS. Schering shall continue to make payments (together with the payments provided for in Section 4.03, the "FUTURE PAYMENTS") to Alliance within thirty (30) business days after the first achievement of the following events (or, in the event that any such targeted event is achieved by Alliance, within thirty (30) business days after Alliance shall have given Schering notice that such targeted event has been achieved):

         (a)  the sum of **

                             the first such installment being accrued and
earned on December 31, 1997 and payable on March 30, 1998, and subsequent installments accrued and earned on the last day of March, June, September and December, respectively, and payable each on the last day of each subsequent June, September, December and March, respectively, to cover future research;

         (b)  the sum of **

                             for the 365 day period commencing on the day of the
              First Commercial Sale of a Product in the Territory;

         (c)  the sum of **

                             for the 365 day period commencing on the first
              anniversary of the First Commercial Sale of a Product in the Territory;

         (d) a sum, the amount of which is to be mutually agreed by the Parties, payable in one single installment of up to **
                                                      ; and

         (e)  the sum of **
                                                      ; PROVIDED, THAT, the FDA
              does not object to commencement of a Phase III Clinical Trial at such end of Phase II meeting.

         In addition to Schering's right to terminate this Agreement pursuant to Article XIV, Schering may elect, at its sole option, in the event that a Material Goal has not been achieved as scheduled under the Development Plan, to defer payment of any Future Payment provided for under Section 4.02(a) until such Material Goal has been achieved.

         SECTION 4.03.  **

         (a)  **




         (b)  **




         (c)  **

         (d)  **




         (e)  **




         The payments specified in this Section 4.03 and Section 4.02(a) are intended to cover future R&D Expenses associated with the Product.

         SECTION 4.04.  IMPROVEMENTS AND BACKUP PRODUCTS.

         (a) INITIAL OFFER. In the event that Alliance wishes to conduct Development activities for any improvements to a Product, new indications for the Product or with respect to back-up and/or replacement products related to the Field (collectively, a "POTENTIAL NEW INDICATION"), Alliance shall make a written proposal to Schering setting forth in reasonable detail the scope of the Development activities proposed by Alliance, together with all material data available to Alliance relating thereto. Such presentation shall be accompanied by a draft development plan and development budget. Schering shall have the right with respect to each such proposal, exercisable upon delivery of written notice to Alliance not later than ninety (90) days following the date that such Potential New Indication is presented to Schering, to include such Potential New Indication as an Additional Indication hereunder. With respect to each such Additional Indication as to which Schering makes such election, it shall pay to
Alliance **                               as contained in the Development Plan
approved by the JDC.

         (b) UNFUNDED DEVELOPMENT. In the event that Schering shall have failed to exercise its option under Section 4.04(a) with respect to any Potential New Indication, Alliance shall be free to conduct Development activities for such Potential New Indication at its own expense. Alliance may not Commercialize, sell, sublicense or otherwise convey to any Third Party any rights in such Potential New Indication without Schering's prior written consent, which may be withheld or granted in Schering's sole discretion.

         (c) OPTION EXERCISE. Schering shall have the right with respect to each Potential New Indication with respect to which Schering shall have failed to exercise its option under Section 4.04(a), exercisable upon delivery of written notice to Alliance at any time, to include such Potential New Indication as an Additional Indication; PROVIDED, HOWEVER, that in the event Schering exercises such option as it relates to any Potential New Indication and the exercise of such option is subsequent to the expiration of the ninety (90)
day period set forth in Section 4.04(a), then Schering shall reimburse Alliance
at a rate of **                                               incurred in
connection with such Potential New Indication prior to the date of such determination, and shall thereafter pay Alliance **
                                      as contained in the Development Plan
approved by the JDC. Payment of any such Development Expenses shall be subject to the provisions of Section 13.03 hereof.

         (d)  DEVELOPMENT PLAN.  If Schering exercises an option pursuant to
Section 4.04(c) the Parties shall, within the next thirty (30) days, agree upon a definitive development plan and development budget in respect of such Additional Indication, such plan and budget to be consistent in scope with the initial Development Plan attached hereto as Exhibit C. Upon exercise of such option, the Potential New Indication as to which such option shall have been exercised shall constitute an "Additional Indication" hereunder.


                                      ARTICLE V
                            INTELLECTUAL PROPERTY STRATEGY

         SECTION 5.01. JOINT PATENT COMMITTEE.Alliance and Schering shall create, within thirty (30) days after the Effective Date (or such later time as may be mutually agreed to by the Parties), the Joint Patent Committee ("JPC"). The JPC shall consist of an equal number of representatives of Alliance and Schering to be agreed upon by the Parties from time to time. Members of the JPC shall be composed of senior personnel of the Parties with expertise and responsibilities in the areas of patent prosecution and defense. Either Party may designate a substitute for a member unable to be present at a meeting. One member of the JPC, chosen at the sole discretion of Schering, shall serve as Chairman of the JPC. Regardless of the number of representatives from each Party on the JPC, each Party shall have one vote on any issue. Meetings of the JPC shall be held at least quarterly and may be called by either Party with not less than ten (10) business days notice to the other unless such notice is waived, and meetings shall be held at the office of Schering's Affiliate, Berlex Laboratories, Inc., in New Jersey, unless otherwise agreed. The JPC may be convened, polled or consulted from time to time by means of telecommunication or correspondence. Each Party will disclose to the other proposed agenda items reasonably in advance of each meeting of the JPC. Each Party shall bear its own costs for participation in the JPC. The JPC shall cease operations and have no further function hereunder on the date on which royalties shall no longer be payable to Alliance pursuant to Section 8.01(f) hereof.

         SECTION 5.02. FUNCTIONS AND POWERS OF THE JPC. The JPC shall, unless otherwise agreed to by the Parties, perform the following functions:

         (a) provide recommendations to the Steering Committee regarding the long-range patent strategy for the all Patents related to the Product, including, but not limited to, the recommendations regarding the necessity for the attacking or licensing of any Third

Party Patents and the necessity of, and strategy for, the prosecution or defense of any Alliance Patents or Joint Patents;

         (b) inform the Steering Committee, including any dissent if applicable, within thirty (30) days of the determination of a recommendation to the Steering Committee regarding the long-range patent strategy for Patents related to the Product;

         (c) inform the Steering Committee at least every three (3) months of all activities of the JPC; and

         (d) perform such other functions as appropriate to assist the Steering Committee in determining the patent strategy for Patents related to the Product.

         SECTION 5.03. OBLIGATIONS OF THE PARTIES. Alliance and Schering shall provide the JPC and its authorized representatives with reasonable access during regular business hours to all records and documents (excluding attorney-client privileged documents)relating to this Article V which it may reasonably require in order to perform its obligations hereunder.

         SECTION 5.04. LIMITATION OF POWERS. Notwithstanding any other provision of this Agreement, the JPC shall not have any power under this Agreement to make or provide binding decisions or recommendations regarding any matter, or on any Party, hereunder. Information provided by the JPC to the Steering Committee is for informational purposes only and intended solely for the consideration by the Steering Committee.


                                      ARTICLE VI
                                       LICENSES

         SECTION 6.01. PATENT AND TRADEMARK LICENSE TO SCHERING. Alliance grants to Schering an exclusive worldwide license, with a right to sublicense, under the Alliance Patents and the Alliance Know-How to use, develop, manufacture, have manufactured, market, sell, and distribute the Product in the Territory for all indications in the Field. Such license shall be exclusive (even as to Alliance) in the Territory, except that Alliance shall retain the right to conduct Development and related activities to the extent specifically provided for in this Agreement.

         A list of the Alliance Patents identified as of the Effective Date is attached hereto as Exhibit B. Such list shall be modified from time to time to reflect any changes to Alliance Patents and shall be expanded from time to time to include any Patents owned or Controlled by Alliance relevant to the Development or Commercialization of the Product.

         At Schering's election, Alliance shall (i) grant to Schering a royalty free, perpetual license for the use of the trademark "Imagent" to be used in connection with the purposes of this Agreement, such license to terminate as of such time as Schering shall maintain an exclusive trademark for the Product or
(ii) assign such trademark to Schering.

         SECTION 6.02.  THIRD PARTY TECHNOLOGY.

         (a) EXISTING LICENSES. The licenses granted under Section 6.01 include sublicenses of Third Party technology existing on the Effective Date and licensed to Alliance to the extent that such sublicenses can be so granted. Any royalties payable to Third Parties pertaining to technology discussed in the previous sentence shall be paid by Alliance, and, if not so paid, may be offset or deducted from royalty payments as provided under Section 8.01.

         (b) SUBJECT TO TERMS. The licenses granted under Section 6.01, to the extent they include sublicenses of Third Party technology, shall be subject to the terms and conditions of the license agreement pursuant to which the sublicense is granted. As of the Effective Date hereof there are no such agreements in place.

         (c)  FUTURE THIRD PARTY ROYALTIES.

              (i)  **




              (ii) **




         If the Parties cannot agree on the Value within thirty (30) days of Schering notice to Alliance of its determination thereof, each Party shall select an internationally-recognized investment banking firm to determine the Value, and such firms shall jointly select a third internationally-recognized investment banking firm without any significant relation to either Party (the "INDEPENDENT APPRAISER"). The fees and expenses of each Party's investment banking firm shall be borne by such Party, and 50% of the fees and expenses of the Independent Appraiser shall be borne by each Party.

         Within forty-five (45) days of the date of selection of the Independent Appraiser, each investment banking firm shall submit to the Independent Appraiser its determination of the Value, setting forth in reasonable detail, the basis for such determination. If the Value as determined by one investment banking firm is not more than 120% of the Value as determined by the other investment banking firm, the Value shall be the average of the two amounts. In all other cases, the Independent Appraiser shall, within fifteen
(15) days of its receipt of the submission from such investment banking firms, choose one of the investment banking firm's Value as the Value and shall not choose any other amount as the Value. Such Value, as so determined, shall then be utilized for the purposes of Section 6.02(c)(i) and 8.01(e) hereof.


                                     ARTICLE VII
                                  COMMERCIALIZATION

         SECTION 7.01. SCHERING AS SOLE MARKETING PARTY. Schering will be the sole marketing Party with respect to the Product in the Territory, and as a result, shall be responsible for carrying out Commercialization in the Territory.

         SECTION 7.02. COMMERCIALIZATION EFFORTS. Schering agrees to use commercially reasonable efforts with respect to the Commercialization of the Product throughout the Territory provided for hereunder. Such commercially reasonable efforts shall be consistent with the efforts used by Schering in preparing commercialization plans and budgets and commercializing its own pharmaceutical products. Schering shall not grant any Undue Preference, as provided for in Section 16.01, in the course of performance of its obligations under this Section 7.02.

         SECTION 7.03. TAX CONSIDERATIONS. Either Party may take advantage of tax considerations which benefit it and not the other Party. In the event that a Party takes advantage of a tax consideration in connection with a Product which benefits it and not the other Party, no compensation to the other Party shall be required, PROVIDED that no negative tax implication for the other Party may be an element of such tax benefit.


                                     ARTICLE VIII
                                      ROYALTIES

         SECTION 8.01. ROYALTIES. In further consideration of the rights and licenses granted to Schering under Article VI of this Agreement, Schering shall pay to

Alliance the following royalties based on the Net Sales of the Product in the Territory (the "ROYALTY PERCENTAGE"):

         (a)  **


               (i)  **




              (ii)  **




             (iii)  **




              (iv)  **




               (v)  **




              (vi)  **

         **




         (b)  **




                (i)  **




               (ii)  **




              (iii) **




         (c)  **




                (i)  **

               (ii)  **




              (iii)  **




               (iv)  **




                (v)  **




**

         (d)  **




         (e)  **




         (f)  **




               (i)  **




              (ii) **




**

         (g) ROYALTY TERM. Except where expressly provided otherwise in this Agreement, all royalties to a Party shall be paid, on a country-by-country basis, from the date of the First Commercial Sale of each Product in a particular country until the later of (i) ten (10) years from the First Commercial Sale in such country and (ii) the last to expire of any valid Alliance Patents which covers the use or sale of the Product in such country.

         (h) DISCONTINUANCE. Subject to the provisions of Article XIV, Schering may discontinue Commercialization of a Product at any time.

         (i) LICENSE FOLLOWING EXPIRATION. Upon expiration of the royalty term for a Product in the country as described above, Schering shall thereafter have an exclusive (even as to Alliance), paid-up license to Alliance Know-How to make, have made, use, sell, offer for sale, have sold and import that Product in that country. In such event, Schering shall retain responsibility for, and indemnify Alliance from, the payment of all applicable royalties and other obligations owed to a Third Party with respect to the Product.

         SECTION 8.02. ROYALTY REPORTS AND PAYMENTS. Schering shall make royalty payments to Alliance within sixty (60) days after the end of each calendar quarter in which Net Sales occurred. A report summarizing the Net Sales of the Products during the relevant quarter on a country-by-country basis shall be delivered to Alliance within sixty (60) days following the end of each calendar quarter for which royalties are due.

         SECTION 8.03. PAYMENTS; INTEREST. Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is a day on which commercial banks are not authorized to conduct business in either San Diego, California or Berlin, Germany, then the next succeeding business day, and shall be made by wire transfer to a designated bank account of the receiving Party.

         Any failure by a Party to make a payment within five days after the date when due shall obligate such Party to pay interest to the receiving Party at a rate per annum equal to the prime rate as quoted in the Eastern edition of the Wall Street Journal as of the date such payment is due and, in the event such a rate is not quoted on such date then on the immediately preceding date such rate is quoted, such interest due and payable upon the payment of principal otherwise due and payable.

         SECTION 8.04. TAXES. The Party receiving royalties shall pay any and all taxes levied on account of royalties it receives under this Agreement. If laws or regulations require that taxes be withheld, the selling Party will (i) deduct those taxes from the remittable royalty, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to the other Party within thirty (30) days of receipt of confirmation of payment from the relevant taxing authority. The selling Party agrees to take all lawful and reasonable efforts to minimize such taxes to the other Party.

         SECTION 8.05. PAYMENTS TO OR REPORTS BY AFFILIATES. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity without relieving such party from responsibility for such payment or report.

         SECTION 8.06. PAYMENT CURRENCY. Payments by Schering under this Agreement shall be paid to Alliance in U.S. dollars by wire transfer of immediately available funds to an account at a commercial bank designated by Alliance pursuant to this Article VIII at least ten (10) business days before payment is due. Where payments are based on Net Sales in countries other than the United States, the amount of such Net Sales expressed in the currency of each country shall be converted first into Deutsche Marks, or the then applicable European currency, and then into U.S. dollars at the average exchange rate (calculated at the average of the "bid" and "asked" exchange rate) for the applicable quarter; PROVIDED, HOWEVER, that the conversion of the currency in question into Deutsche Marks or the then applicable European currency, prior to conversion into U.S. dollars shall be for calculation purposes only, and no additional fee or commission will be incurred as a consequence of the multiple currency conversions. In determining the average exchange rate for any quarter, the standard shall be fifty percent (50%) of the sum of (i) the rate quoted by Reuters (or a different independent wire service providing international spot exchange rates as agreed to by the Parties) in Frankfurt at 1:00 p.m. on the last business day of the applicable quarter; plus (ii) the rate quoted by Reuters (or the approved successor service) in Frankfurt at 1:00 p.m. on the last business day of the quarter immediately preceding the applicable quarter.


                                      ARTICLE IX
                                MANUFACTURE AND SUPPLY

         SECTION 9.01. MANUFACTURE AND SUPPLY BY ALLIANCE. From the Effective Date of this Agreement until Schering becomes the Manufacturing Party (as provided for in Section 9.10 hereof), Alliance will use commercially reasonable efforts, subject to the greater of the capacity of Alliance's San Diego manufacturing facility as of the date hereof or the date of filing of the Drug Approval Application for the United States, to manufacture, or arrange for manufacture of, the Product and supply to Schering for use in connection with Development outside the United States and for the Commercialization of the Product in each applicable country of the Territory under Article VII hereof.

         SECTION 9.02. REGULATORY APPROVAL FOR MANUFACTURING. Alliance will use commercially reasonable efforts to make necessary filings to obtain, or to cause a Third Party manufacturer to make necessary filings to obtain, Regulatory Approval for the manufacture of the Product as part of the approval of a Drug Approval Application for each Product. Once such filings are made, no Significant Changes to the process for the manufacture of the Product or its drug substance shall be made without the prior written approval of Schering which will not be unreasonably withheld. Alliance shall notify

Schering without delay of all such changes, whether such changes are Significant Changes or not.

         SECTION 9.03. DMF. Alliance shall be responsible for all testing and document generation (including without limitation all facilities information and related documentation; chemistry, manufacturing, and control information; regulatory methods and controls; assays and reference standards) necessary for filing a drug master file ("DMF") with the FDA for the production of the drug substance from which each Product is formulated. Alliance shall also be responsible for filing such DMF with the FDA for the production of the drug substance from which each Product is formulated. Alliance shall use reasonable efforts to defend the DMF information as required by the FDA in order to permit Schering to maintain approval of the Drug Approval Application in which such DMF is incorporated by reference.

         SECTION 9.04. SPECIFICATIONS. Schering and Alliance will jointly establish release specifications and an expiration date for each Product to be manufactured by Alliance and distributed by Schering.

         SECTION 9.05. QUALITY TESTING. Alliance shall perform quality control tests and assays on the Product manufactured by it pursuant to Section
9.01 in accordance with the requirements of the applicable Drug Approval Application. Alliance shall provide Schering with a copy of the batch record, a certificate of analysis and a certificate of compliance for each batch of Product delivered to Schering either in advance of or contemporaneous with the delivery of each batch of Product to Schering. The certificate of compliance shall certify that each batch was reviewed and meets all regulatory requirements. The certificate of analysis shall certify that each batch was tested and meets all specifications.

         SECTION 9.06. STABILITY; RECORDKEEPING; INSPECTION; ETC. Alliance will conduct a stability program for each Product to be supplied to Schering (in compliance with pharmaceutical industry standards and requirements of the FDA) agreed upon between the Parties. Alliance will initiate and maintain all manufacturing-related documents and records required by applicable law and regulations. Alliance will also: (a) furnish copies of such records to Schering at Schering's request; (b) conduct, at Schering's expense, additional testing requested by any relevant regulatory authority in the Territory and/or reasonably requested by Schering (relating to returned or suspect Products); (c) during and prior to the commencement of manufacturing activities by Alliance allow Schering or its agents to inspect, for quality control purposes, the manufacturing and testing facilities, including the actual process of manufacture and testing of the drug substance and Product; (d) promptly inform Schering of any inspection, seizure, or other actual or threatened legal or regulatory action by any governmental authority relating to the process of manufacture of any Product or its drug substance, and promptly provide Schering with any documentation relating thereto; (e) except for manufacturing changes requiring the prior written approval of Schering pursuant to Section 9.02, provide reasonable advance notice to Schering and consult with Schering prior to amending any governmental filing; and (f) comply in all material respects with all laws relating to the generation, storage and disposal of waste resulting from the manufacture of drug substance or Product.

         SECTION 9.07. FORECASTS AND ORDERS. At least six (6) months prior to the first commercial launch of the Product Schering shall consult with Alliance regarding expected manufacture of the Product by Alliance. If not previously provided, then promptly following receipt of an "approvable" letter from the FDA for a Product, Schering shall deliver to Alliance a non-binding forecast of Schering's requirements for the first eighteen (18) months of commercial marketing. Schering shall submit binding purchase orders on a calendar quarter basis, the first such purchase order to be submitted at least sixty (60) days prior to the first delivery date set forth therein, and subsequent binding purchase orders to be submitted one (1) calendar quarter in advance of the calendar quarter to which they apply. Each purchase order shall be accompanied by a revised non-binding forecast for the following four (4) calendar quarters. Schering shall order its requirements of the Product for the Development work performed outside the United States through binding purchase orders to be submitted to Alliance in writing ninety (90) days prior to the expected shipment of such Product to Schering accompanied by nonbinding forecasts for the following three (3) calendar quarters.

         SECTION 9.08. DELIVERY AND SHIPMENT. Alliance shall make deliveries as specified in Schering's purchase orders FOB San Diego. Legal title and risk of loss will pass from Alliance to Schering upon delivery to the common carrier designated in Schering's purchase order.

         SECTION 9.09. WARRANTIES. Each Party with respect to the Product, drug substance and components ("MATERIALS") it manufactures and/or ships hereby represents and warrants that (a) Materials manufactured and supplied hereunder will, on the date of shipment, comply with the agreed-upon specifications as then in effect; (b) it shall manufacture, store and ship Materials in compliance with all applicable Federal, state and local laws and governmental regulations, including, without limitation, the current good manufacturing practices regulations of the relevant regulatory authority; and (c) when shipped, Materials will not be adulterated or misbranded within the meaning of the Federal Food, Drug & Cosmetic Act and the regulations promulgated thereunder. Upon receipt of a shipment of Materials, the receiving Party shall have sixty
(60) days to determine whether such shipment meets the specifications and applicable regulatory requirements. The receiving Party shall notify the other Party in writing promptly if any Materials fail to meet said specifications and requirements. If the supplying Party has not received such written notice within sixty (60) days after any Material has been received, then such Material shall be deemed to have met the specifications. Upon receipt of any such written notice of non-conformance, the supplying Party shall either acknowledge that the subject Material does not meet the specifications or resample the lot or batch in question and have said samples tested by an independent laboratory reasonably agreeable to the receiving Party. If such samples fail to meet the specifications, then the supplying Party shall at the receiving Party's option either replace the non-conforming Material at no additional cost as soon as reasonably possible or refund the receiving Party's payments for said nonconforming Materials, subject to Section 9.11 this being the exclusive and sole remedy of the receiving party for a breach of such warranties. In no event shall the manufacturing or shipping party be liable to the receiving party for any direct, indirect, incidental or consequential damages or other losses, including lost profits.

         SECTION 9.10. MANUFACTURE AND SUPPLY OF THE PRODUCT BY SCHERING. As soon as is reasonably practicable following Regulatory Approval of the LV Indication for the Product, Schering shall become the sole Party responsible for the manufacture and supply of the Product and shall use commercially reasonable efforts to manufacture and supply the Product (or arrange for such manufacture and supply) to meet reasonable demand for the Product throughout the Territory. Alliance shall provide reasonable assistance to Schering with respect to the transfer of all manufacturing capabilities from Alliance (or its subcontractors) to Schering. Schering agrees to reimburse Alliance for all direct costs incurred by Alliance specifically attributable to the transfer of the manufacturing capabilities.

         In the event that Schering has not become the Manufacturing Party by September 30, 2002, and Schering requests Alliance to continue to be Manufacturing Party, Schering will reimburse Alliance for lease renewal and rent associated with renewing the Lease, dated as of March 28, 1989, by and between Hartford Accident and Indemnity Company and Alliance Pharmaceutical Corporation, as amended (or such other lease for a different facility entered into by Alliance as a substitute facility) to September 30, 2005 and, if applicable, thereafter, PROVIDED, THAT, the landlord consents to Schering as a lessee or sublessee thereof and, if applicable, that the financial obligations of Alliance under any substitute lease are no greater than the lease existing as of the date hereof.

         SECTION 9.11. ACCEPTANCE AND PRICING. With respect to Product it supplies to Schering for sale or use in the Territory, **
                                            .  Schering shall have the right to
test Products upon delivery at its expense for compliance with specifications and legal and regulatory requirements. Products rejected by Schering shall be returned to Alliance at Alliance's expense. Schering shall make payments for Products within thirty (30) days of receipt by Schering of Alliance's invoice or of the Product, whichever is later. In the event that the Products do not comply with the specifications and such default could not be detected by Schering in the testing of the Products due to the nature of such default, Alliance shall replace such Products free of charge upon Schering's demonstration that such a hidden defect has later been detected.

         SECTION 9.12. PACKAGING. Products manufactured by Alliance prior to assumption of such manufacturing duties by Schering shall be supplied to Schering in packaged form as Schering reasonably directs after consultation with Alliance. Packaging and labelling costs incurred by Alliance and/or Schering shall be included in Costs of Goods Sold.

                                      ARTICLE X
                                   CONFIDENTIALITY

         SECTION 10.01. CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other Party pursuant to this Agreement or any Information developed during the course of the collaboration hereunder, or any provisions of this Agreement that are the subject of an effective order of the Securities Exchange Commission granting confidential treatment pursuant to the Securities Act of 1934, as amended (collectively, "CONFIDENTIAL INFORMATION"), except to the extent that it can be established by the receiving Party that such Confidential
Information:

         (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

         (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

         (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

         (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

         (e) was independently discovered and/or developed by the receiving Party as documented in its corporate records.

         SECTION 10.02. AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, filing or updating any Drug Approval Application, complying with applicable governmental regulations or conducting pre-clinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosures of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, and with prior notice to the other Party of each Third Party with whom a confidential disclosure agreement is being entered into, each Party shall be entitled to disclose, under a binder of confidentiality, Confidential Information to any

Third Party for the purpose of carrying out the purposes of this Agreement. Nothing in this Article X shall restrict any Party from using for any purpose any Confidential Information independently developed by it during the course of the collaboration hereunder, or from using Confidential Information that is specifically derived from pre-clinical or clinical trials to carry out Regulatory Approval, marketing, sales or professional services support functions as is customary in the pharmaceutical industry.

         SECTION 10.03. SURVIVAL. This Article X shall survive the termination or expiration of this Agreement.

         SECTION 10.04. TERMINATION OF PRIOR AGREEMENT. This Agreement supersedes the Secrecy Agreement between Alliance and Schering dated as of January 14, 1997. All Information exchanged between the Parties under that Agreement shall be deemed Confidential Information and shall be subject to the terms of this Article X, and shall be included within the definitions of Alliance Know-how.

         SECTION 10.05. PUBLICATIONS. Prior to the launch of Product in the Territory, the JDC will determine the overall strategy for publication in support of the Product in the Territory. Notwithstanding any term of Section
10.06 below, the Parties recognize the need for scientific publications pertaining to development of the Product and the Parties will cooperate to provide for such publications as directed by the JDC; PROVIDED HOWEVER, that the right of any Party to withhold or delay consent to publish or delay publication shall be subject to any contractual publication rights of Third Parties involved in research or clinical trials for the Product. The Parties will use reasonable efforts to obtain the voluntary consent of any Third Party granted publication rights related to the Product prior to the Effective Date to comply with reasonable notice and timing requests and will promptly review any publications delivered for review.

         SECTION 10.06. PUBLICITY REVIEW. Subject to the further provisions of this Section and Section 13.04, no Party shall originate any written publicity, news release, or other announcement or statement relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties (collectively, "WRITTEN DISCLOSURE"), without the prior prompt review and written approval of the other, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing provisions of this Section 10.06, any Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities, provided that prior to making such Written Disclosure, the disclosing Party shall provide the other Party with a copy of the materials proposed to be disclosed and provide the receiving Party with an opportunity to promptly review the proposed Written Disclosure. To the extent that the receiving Party reasonably requests that any information in the materials proposed to be disclosed be deleted, the disclosing Party shall request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 26b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information), so that there be omitted from the materials that are publicly filed any information that the receiving Party reasonably requests to be deleted. The terms of this Agreement may also be disclosed to (i) government agencies where required by law, or (ii) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, so long as such disclosure is made under a binder of confidentiality and so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement or not disclosed upon the request of the other Party. All Written Disclosures shall be factual and as brief as is reasonable under the circumstances. Upon request by either Party, the Parties agree to prepare a mutually agreed press release and question and answer document with respect to this Agreement. Each Party agrees that it will use reasonable efforts to cause all Written Disclosures and oral statements relating hereto to be consistent with the answers specified in such question and answer document.


                                      ARTICLE XI
                 OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

         SECTION 11.01. OWNERSHIP. Each Party shall solely own, and it alone shall have the right to apply for, Patents within and outside of the United States for any inventions made solely by that Party's employees or consultants in the course of performing work under this Agreement. Inventions made jointly by employees or consultants of Alliance and Schering shall be owned jointly by Alliance and Schering, and each Party shall retain full joint ownership under any Patents resulting therefrom, with full joint ownership rights in any field subject to the licenses granted to Schering pursuant to the Article VI.

         SECTION 11.02. DISCLOSURE OF JOINT INVENTIONS. Any such patent application disclosing inventions made jointly by the Parties shall be provided by one Party to the other reasonably in advance of the intended date for submission of such application to a governmental patent authority.

         SECTION 11.03. PATENT FILINGS.

         (a) Each Party, at its sole discretion and responsibility, shall prepare, file, prosecute and maintain Patents to cover discoveries and inventions made solely by its own employees or consultants relating to any Product and use reasonable efforts to file initially all such applications in the United States or the appropriate forum under the circumstances at its own cost. The Parties will reasonably agree on which Party shall file, prosecute and maintain Patents to cover inventions relating to the discovery, evaluation, manufacture, use or sale of the Product that are made jointly by personnel of Alliance and Schering in the course of the collaboration (herein referred to as "JOINT PATENTS"). The determination of the countries in the Territory in which to file Joint Patents shall be made by Schering. Schering shall have the right to direct and control all material actions relating to the prosecution or maintenance of Joint Patents in the Territory, including interference proceedings, reexaminations, reissue opposition and revocation proceedings.

         (b) The Parties agree to use reasonable efforts to ensure that any Patent filed outside of the United States prior to a filing in the United States will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent filing in the United States. Alliance shall bear all costs related to the filing of Joint Patents in the United States, Europe and Japan, and Schering shall bear all such costs in the remainder of the Territory. The Parties agree to use reasonable efforts to ensure that any Patent filed in the United States prior to filings outside of the United States will be in a form sufficient to establish the date of original filing as a priority date for the purpose of a subsequent filing in any contracting state of the Paris Convention.

         SECTION 11.04. THIRD PARTY PATENT RIGHTS. Each Party agrees to bring to the attention of the other Party any Third Party Patent it discovers, or has discovered, and which relates to the subject matter of this Agreement.

         SECTION 11.05. ENFORCEMENT RIGHTS.

         (a) NOTIFICATION OF INFRINGEMENT. If either Party learns of any infringement or threatened infringement by a Third Party of the Alliance Patents, or Joint Patents, such Party shall promptly notify the other Party and shall provide such other Party with all available evidence of such infringement.

         (b) ENFORCEMENT IN THE TERRITORY. Alliance shall be obligated, at its own expense, to defend Alliance Patents and Joint Patents in the Territory. Schering shall have the right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any Alliance Patents, or Joint Patents covering the manufacture, use, importation, sale or offer for sale of the Product being developed or marketed in the Territory, by counsel of its own choice. Alliance shall have the right, at its own expense, to be represented in any action by counsel of its own choice. If Schering fails to bring an action or proceeding or otherwise take appropriate action to abate such infringement within a period of one hundred eighty (180) days of notice by Alliance to Schering requesting action, Alliance will have the right to bring and control any such action or proceeding relating to Alliance Patents by counsel of its own choice and Schering will have the right to be represented in any such action by counsel of its own choice and at its own expense. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered pursuant to this Section 11.05(b) shall be allocated first to the costs and expenses of the Party bringing suit, then to the costs and expenses, if any, of the other Party. **

         (c) SETTLEMENT WITH A THIRD PARTY. The Party that controls the prosecution of a given action shall also have the right to control settlement of such action; PROVIDED, HOWEVER, that if one Party controls, no settlement shall be entered into without the written consent of the other Party (which consent shall not be unreasonably withheld) if such settlement would materially and adversely affect the interests of such other Party.

         SECTION 11.06. DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS. If a Third Party asserts that a patent, trademark or other intangible right owned by it is infringed by any Product in the Territory, Alliance will be solely responsible for defending against any such assertions at its cost and expense (subject to the provisions of Section 11.05(b)), but no settlement may be entered into without the written consent of Schering, which shall not be unreasonably withheld. **


         SECTION 11.07. LICENSES FOR THIRD PARTY PATENTS.

         (a) DETERMINATION. In the event that the Steering Committee determines that it is necessary for the Parties to license or otherwise obtain or invalidate certain Third Party Patents covering the Product and Alliance objects to such determination within thirty days after such determination is made, the Steering Committee shall suspend its determination for a period of four (4) months (the "DEFERRAL PERIOD").

         (b) RESOLUTION. Alliance may present such facts, findings, conclusions and other information as it deems necessary to the Steering Committee during the Deferral Period. Upon the earlier of the end of the Deferral Period or Alliance's presentation of all of its information, the Steering Committee shall evaluate such information and make a final determination, in its reasonable judgment, as to the necessity for obtaining such Third Party Patents in accordance with the provisions of Section 3.04. The decision reached by the Steering Committee shall thereafter be final and binding on the Parties.

         (c) LICENSING. In the event of final determination by the Steering Committee of the necessity to license any Third Party Patents, Alliance will proceed to obtain and, if Alliance does not promptly proceed and obtain within six (6) months of the date upon which the FDA accepts for filing the first Drug Approval Application for the Product, Schering may proceed with a sublicense, settlement or other arrangement, with the cost thereof being deducted from, or offset against, payments provided for in Section 8.01.

         SECTION 11.08. PATENT EXPENSES. All worldwide Patent Expenses shall be borne by Alliance, subject to the terms of this Agreement.

         SECTION 11.09. ASSIGNMENT OF JOINT PATENTS. Neither Party may assign or license its rights under any Joint Patent except with the prior written consent of the other

Party; PROVIDED, HOWEVER, that either Party may assign or license such rights without consent to an Affiliate under this Agreement and in connection with a merger or similar reorganization or the sale of all or substantially all of its assets, as provided for in Section 17.01(b).

         SECTION 11.10. TRADEMARKS. Schering shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with the Product and shall own and control such trademarks (and pay any costs in connection therewith). Alliance recognizes the exclusive ownership by Schering of any proprietary Schering name, logotype or trademark furnished by Schering (including Schering's Affiliates) for use in connection with the Product. Alliance shall not, either while this Agreement is in effect, or at any time thereafter, register, use or attempt to obtain any right in or to any such name, logotype or trademark or in and to any name, logotype or trademark confusingly similar thereto.


                                     ARTICLE XII
                            REPRESENTATIONS AND WARRANTIES

         SECTION 12.01. REPRESENTATIONS AND WARRANTIES.

         (a) Each of the Parties hereby represents and warrants to the other Party as follows:

              (i) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

              (ii) Alliance has not, and during the term of the Agreement neither Party will, (x) grant any right to any Third Party relating to the Alliance Patents and to Alliance Know-How in the Field which would conflict with the rights granted to either Party hereunder, and (y) to the best of its knowledge neither Party is employing (as an employee or consultant) any person that has been debarred by the FDA.

              (iii) To the best of its knowledge Alliance is not obligated under any agreement as of the Effective Date to pay any Third Party royalties with respect to the Product. As of the Effective Date there are no such agreements in place.

         (b)  Alliance hereby represents and warrants to Schering as follows:

              (i) It has given Schering access to all its pre-clinical and clinical records regarding the Product in existence as of the Effective Date.

              (ii) As of the Effective Date, except as it may have previously disclosed to Schering in writing or otherwise, it has not received any notices of infringement or any written communications relating in any way to a possible infringement with respect to any Alliance Patent.

         SECTION 12.02. PERFORMANCE BY AFFILIATES. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, PROVIDED, HOWEVER, that each Party shall remain responsible for and be a guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.


                                     ARTICLE XIII
                               INFORMATION AND REPORTS

         SECTION 13.01. INFORMATION AND REPORTS DURING DEVELOPMENT AND COMMERCIALIZATION. Schering and Alliance will disclose and make available (subject to any confidentiality agreements or requirements of law) to each other without charge all preclinical, clinical, regulatory, pricing, sales and other Information, including copies of all preclinical and clinical reports, known by Schering or Alliance directly concerning the Product within the Field at any time during the term of this Agreement. Each Party shall own and maintain its own database of clinical trial data accumulated from all clinical trials of the Product for which it was responsible and of adverse drug event information for the Product. At the option of the requesting Party, such data shall be provided in a computer readable format by the providing Party, to the extent available, which shall also assist in the transfer and validation of such data to the receiving Party. Without limitation of the foregoing, each Party shall supply to the other the Information required by the other Party and requested by it (either as a routine practice or as a specific request) for purposes of compliance with regulatory requirements.

         SECTION 13.02. ADVERSE DRUG EXPERIENCES.

         (a) Alliance agrees to provide to Schering for initial and/or periodic submission to government agencies significant information on the Product from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the Product;

         (b) Each Party agrees to, in connection with investigational Products and Potential New Indications, report to the other Party as soon as possible (and, in any event, within three (3) days) the receipt of a report of any unexpected or serious experience, if required for the other Party to comply with regulatory requirements;

         (c) Each Party agrees to, in connection with marketed Products, report to the other Party within three (3) business days of the receipt of a report of any adverse experience that is serious and unexpected or sooner if required for the other Party to comply with regulatory requirements. Serious adverse experience means any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the U.S. labeling for the drug; and

         (d) If requested by Schering, Alliance agrees to enter into a standard operating procedure by and between the Parties to govern the exchange of Information relating to adverse drug experiences and product quality.

         SECTION 13.03. RECORDS OF REVENUES AND EXPENSES.

         (a) Each Party will maintain complete and accurate records which are relevant to revenues, costs, expenses and payments on a country-by-country basis under this Agreement and such records shall be open during reasonable business hours for a period of two (2) years from creation of individual records for examination at the other Party's expense and not more often than once each year by a certified public accountant selected by the other Party, or the other Party's internal accountants unless the first Party objects to the use of such internal accountants, for the sole purpose of verifying for the inspecting Party the correctness of calculations and classifications of such revenues, costs, expenses or payments made under this Agreement. Each Party shall bear its own costs related to such audit; PROVIDED that, for any underpayments greater than five (5) percent by Schering, Schering shall pay Alliance the amount of underpayment, interest as provided for in Section 8.03 from the time the amount was due and Alliance's out-of-pocket expenses. For any underpayments less than five (5) percent by Schering found under this Section, Schering shall pay Alliance the amount of underpayment. Any overpayments by Schering will be refunded to Schering or credited to future royalties, at Schering's election. Any records or accounting information received from the other Party shall be Confidential Information for purposes of Article X. Results of any such audit shall be provided to both Parties, subject to Article X.

         (b) If there is a dispute between the Parties following any audit performed pursuant to Section 13.03(a), either Party may refer the issue (an "AUDIT DISAGREEMENT") to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

              (i) The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 13.03(b).

              (ii) Within thirty (30) business days of the giving of such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement.

              (iii) The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) business days of the selection of such independent expert.

              (iv) The independent expert shall render a decision on the matter as soon as practicable.

              (v) The decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions hereof.

              (vi) All fees and expenses of the independent expert, including any third party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by Schering in the event that a discrepancy of more than two (2%) percent results from such decision, and by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent expert through such decision (e.g. Alliance disputes $100, the independent expert awards Alliance $50, then each Party pays 1/2 of the independent expert's costs) in all other cases.

         SECTION 13.04. USE OF NAMES. Neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that either Party may use the name of the other Party in any document filed with any regulatory agency or authority, including the FDA and the Securities and Exchange Commission, in which case Schering shall be referred to as "Schering AG, Germany". Alliance agrees not to use the name "Schering" in relation to this transaction in any press release, public announcement or other public document without the approval of Schering, which approval shall not be unreasonably withheld or delayed.

                                     ARTICLE XIV
                                 TERM AND TERMINATION

         SECTION 14.01. TERM. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein shall continue in effect until no royalties are payable under Article VIII hereunder to Alliance.

         SECTION 14.02. TERMINATION.

         (a) Notwithstanding any other provision herein, Schering may, prior to Regulatory Approval of a Product, terminate this Agreement on a country by country basis or in its entirety upon one (1) month written notice to Alliance. After receipt of Regulatory Approval of a Product and prior to the First Commercial Sale of said Product in the applicable country, Schering may terminate this Agreement on a country by country basis upon two (2) months written notice to Alliance. After the First Commercial Sale of a Product, Schering may terminate this Agreement on a country by country basis upon three
(3) months written notice to Alliance.

         (b) Failure by Schering or Alliance to comply with any of the respective material obligations and conditions contained in this Agreement shall entitle the other Party to give the Party in default notice requiring it to cure such default. If such default is not cured within ninety (90) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement or in the event of an uncured material breach by Alliance, effect the rights of Schering set forth in Section 14.02(e) by giving a notice to take effect immediately. Notwithstanding the foregoing, in the event of a non-monetary default, if the default is not reasonably capable of being cured within the ninety (90) day cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the notifying Party may not terminate this Agreement, provided however, that the notifying Party may terminate this Agreement if such default is not cured within one hundred eighty (180) days of such original notice of default. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to any previous default.

         (c) In the event that one of the Parties hereto shall go into liquidation, a receiver or a trustee be appointed for the property or estate of that Party and said receiver or trustee is not removed within sixty (60) days, or the Party makes an assignment for the benefit of creditors (collectively, a "BANKRUPTCY EVENT"), and whether any of the aforesaid Bankruptcy Events be the outcome of the voluntary act of that Party, or otherwise, the other Party shall be entitled to terminate this Agreement (or in the event Alliance suffers such a Bankruptcy Event, Schering may effect its rights described in Section 14.02(e) forthwith by giving a written notice to Alliance.

         (d) In the event that this Agreement is terminated by Schering in one or more countries or in its entirety, and in the event that the Agreement is terminated by either Party in its entirety in accordance with Sections 14.02(a),
(b) or (c) hereof, Schering will with respect to each country for which the termination applies entirely:

              (i) deliver to Alliance the Alliance Know-How and assign to Alliance its rights in said Alliance Know-How and Alliance Patents if any, in either case relating solely to the country that is the subject of the termination;

              (ii) not use the Alliance Know-How as long as it has to be kept confidential pursuant to Article X hereof in such country;

              (iii) not infringe any of the Alliance Patents in such country;

              (iv) make all payments accrued under this Agreement with respect to such country prior to the effective termination date;

              (v) transfer all regulatory filings and approvals related to the Product in such country to Alliance upon Alliance's written request for same;

              (vi) transfer to Alliance responsibility for and control of ongoing work of Schering related to the Product, Affiliates and Third Parties in an expeditious and orderly manner with the costs for such work assumed by Alliance as of the date of notice;

              (vii) reconvey to Alliance all rights to the trademark for "Imagent" granted pursuant to Section 6.01; and

              (viii) sell to Alliance, at any time within ninety (90) days of such termination, at Alliance's election, all or any portion of the inventory of the Product owned by Schering or its Affiliates which are intended for sale in such country at a price equal to Schering's or its Affiliate's cost for such inventory. Such election shall be made by Alliance in writing and within thirty (30) days of such election, Schering shall ship at Alliance's cost and direction such inventory to Alliance. Alliance shall pay for such inventory within forty-five (45) days of receipt of such inventory.

         (e) In the event of a Bankruptcy Event or a material default described in Sections 14.02(b) and (c) by Alliance (which default is not cured as provided therein), Schering may elect in lieu of terminating this Agreement to declare the license granted pursuant to this Agreement to be irrevocable. From the date of receipt of notice of such election, Alliance shall have no further rights or obligations under this Agreement, except that Alliance may enforce any financial obligations of Schering, including those arising under Articles IV and VIII herein before or after such election, and Schering may enforce any manufacturing and supply obligations of Alliance, including those arising under

Section 14.02(f); PROVIDED that if such election occurs prior to the First Commercial Sale of the Product, any additional Development Expenses and reasonable costs incurred by Schering to Commercialize the Product as a result of such election shall be credited against amounts payable by Schering to Alliance.

         (f)  In the event of termination of this Agreement pursuant to this
Section 14.02 where the Party terminating this Agreement is the Manufacturing Party, the Manufacturing Party shall continue to provide for manufacture of the Product to the extent provided prior to notice of such termination, from the effective date of such termination until such time as the Non-Manufacturing Party is able to secure an equivalent alternative commercial manufacturing source, as requested by the Non-Manufacturing Party.

         (g) Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties hereto of any liability, including any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party's right to obtain performance of any obligation.

         SECTION 14.03. SURVIVING RIGHTS. The rights and obligations set forth in this Agreement shall extend beyond the term or termination of the Agreement only to the extent expressly provided for herein, or the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge.

         SECTION 14.04. REIMBURSEMENT.  **

         Notwithstanding the provisions of this Section 14.04 providing for reimbursement, in no case shall Alliance be obligated to reimburse Schering for any amounts payable pursuant to this Agreement in the event that Schering terminates this Agreement pursuant to this Article XIV and, at the time of termination has under development, or has achieved a commercial sale, of a perflurocarbon-based ultrasound imaging agent within the Field.


                                      ARTICLE XV
                                   INDEMNIFICATION

         SECTION 15.01. INDEMNIFICATION. With respect to the Product (determined on a country by country basis):

         (a) Except as provided in Article 15.01(b), Schering hereby agrees to save, defend and hold Alliance and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys' fees (collectively, "LOSSES"), resulting from the commercial sale of the Product except to the extent such Losses result from the negligence or willful misconduct of Alliance, in which case Alliance hereby agrees to save, defend and hold Schering and its agents and employees harmless from any and all such Losses.

         (b) Except as provided in Article 15.01(a), Schering and Alliance hereby agree to save, defend and hold the other Party and its agents and employees harmless from and against any and all Losses resulting directly from the Development of the Product to the extent such Development was performed by such Party except to the extent such Losses result from the negligence or willful misconduct of the other Party, in which case such Party hereby agrees to save, defend and hold the other Party and its agents and employees harmless from any and all such Losses.

         (c) Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Loss or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Sections 15.01(a) or (b). Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Loss. With respect to any Loss relating solely to the payment of money damages and which will not result in the indemnified Party becoming subject to injunctive or other relief or otherwise adversely affecting the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any Loss if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the indemnifying Party. The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party which is reached without the written consent of the indemnifying Party. The reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified Party in connection with any Loss, shall be reimbursed on a quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party's right to contest the indemnified Party's right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.


                                     ARTICLE XVI
                                   UNDUE PREFERENCE

         SECTION 16.01. COMPETITIVE PRODUCTS.

         **

                                     ARTICLE XVII
                                    MISCELLANEOUS

         SECTION 17.01. ASSIGNMENT.

         (a) Schering may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates or to any sublicensee as provided in Section 6.01; PROVIDED, HOWEVER, that such assignment shall not relieve Schering of its responsibilities for performance of its obligations under this Agreement.

         (b) Either Party may assign its rights or obligations under this Agreement or its ownership interest in Joint Patents in connection with a merger or similar reorganization or the sale of all or substantially all of its assets, or otherwise with the prior written consent of the other Party. This Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent for such merger, reorganization or sale shall be required hereunder; provided, that in the event of such merger, reorganization or sale, no intellectual property rights of the acquiring corporation shall be included in the technology licensed hereunder.

         (c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

         SECTION 17.02. RETAINED RIGHTS. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development and to market products using such Party's technology other than as herein expressly provided.

         SECTION 17.03. FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party, PROVIDED that the Party claiming force majeure has extended all reasonable efforts to avoid or remedy such force majeure, continues to employ such efforts and promptly notifies the other Party of such force majeure event.

         SECTION 17.04. FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         SECTION 17.05. NO TRADEMARK RIGHTS. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Schering," or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

         SECTION 17.06. NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt confirmed in writing by the receiving Party), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof).

         (a)  If to Alliance:

              President
              Alliance Pharmaceutical Corp.
              3040 Science Park Road
              San Diego, CA  92121
              Telecopy:  (619) 558-5161

              With a copy to:

              Stroock & Stroock & Lavan LLP
              180 Maiden Lane
              New York, NY 10038-4982
              Attention:  Melvin Epstein
              Telecopy:  (212) 806-6006

         (b)  If to Schering:

              Schering AG
              13342 Berlin
              Germany
              Attention:  Legal Department
              Telecopy:  011-49-30-4681 4086

              With a copy to:

              Brobeck, Phleger & Harrison LLP
              One Market
              Spear Street Tower
              San Francisco, CA 94105
              Attention:  Michael J. Kennedy
              Telecopy:   (415) 442-1010


         SECTION 17.07. WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or any other of such Party's rights or remedies provided in this Agreement.

         SECTION 17.08. SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent or in any country, be held to be invalid or unenforceable, then
(i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

         SECTION 17.09. AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

         SECTION 17.10. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of New York as applied to contracts entered into and performed entirely in New York by New York residents.

         SECTION 17.11. HEADINGS. The sections and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.

         SECTION 17.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 17.13. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including all Exhibits attached hereto and thereto, and all documents delivered concurrently herewith and therewith, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. This Agreement, including without limitation the exhibits, schedules and attachments thereto, are intended to define the full extent of the legally enforceable undertakings of the Parties hereto, and no promise or representation, written or oral, which is not set forth explicitly is intended by either party to be legally binding. Both Parties acknowledge that in deciding to enter into the Agreement and to consummate the transaction contemplated thereby neither has relied upon any statement or representations, written or oral, other than those explicitly set forth therein.

         SECTION 17.14. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         SECTION 17.15. INDEPENDENT CONTRACTORS. The status of the Parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties.

         IN WITNESS WHEREOF, Alliance and Schering have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       ALLIANCE PHARMACEUTICAL CORP



                                       By:
                                       Name:
                                       Title:


                                       SCHERING AKTIENGESELLSCHAFT


                                       By:
                                       Name:
                                       Title:


                                       By:
                                       Name:
                                       Title:

                                      EXHIBIT A

                      DETERMINATION OF CERTAIN ACCOUNTING TERMS


         As a supplement to the definitions provided in Article I of the License Agreement (this "AGREEMENT"), dated as of September 23, 1997, between ALLIANCE PHARMACEUTICAL CORP. ("ALLIANCE") and SCHERING AKTIENGESELLSCHAFT ("SCHERING"), the following accounting terms shall be further specified as follows, with the intent that the following terms are to be interpreted in accordance with their reasonable and customary meaning within the industry and consistently applied by a Party on a company-wide basis:

    1.   COST OF GOODS SOLD

         Cost of Goods Sold shall be equal to the sum of Material Costs, Direct Labor costs and Indirect Costs.

              A. "MATERIAL COSTS" shall mean the prices paid for raw material components and purchased finished goods, including any packaging necessary for the shipment of products, which are purchased from outside vendors as well as any freight and duty where applicable.

              B. "DIRECT LABOR COSTS" shall mean the labor hours required for an operation for such a Product multiplied by the direct labor rate for work centers within the relevant manufacturing operating unit (including salaries, wages and benefits).

              C. "INDIRECT COSTS" shall mean other costs associated with the operating unit(s) manufacturing a Product; PROVIDED, HOWEVER, overhead attributable to unrelated facilities, or parts thereof, shall be excluded and that such Indirect Costs shall exclude costs associated with unused manufacturing capacity. Indirect Costs shall include expenses associated with quality assurance, manufacturing and engineering associated with the operating unit(s) manufacturing a Product and shall include straight line depreciation and property taxes specifically associated with the plant(s) manufacturing a Product.

                                      EXHIBIT B

                                   ALLIANCE PATENTS

**


                                          A2

                                      EXHIBIT C

                                   DEVELOPMENT PLAN

**


                                          A3